UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2005

CYMER, INC.
(Exact name of Registrant as specified in charter)

NEVADA (State or jurisdiction of incorporation or organization)	0-21321 (Commission File Number)	33-0175463 (I.R.S. Employer Identification No.)

17075 THORNMINT COURT
SAN DIEGO, CALIFORNIA 92127
(Address of principal executive offices)

(858) 385-7300
(Registrants telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a) On February 28, 2005 Cymer entered into a written separation agreement and a consulting services agreement with John Shin, Cymer’s former Executive Vice President, Semiconductor Manufacturing Solutions. Mr. Shin’s employment with Cymer terminated effective as of December 15, 2004. The separation agreement provides in part that Cymer will continue to pay Mr. Shin or,  in the event of Mr. Shin’s death, his heirs his base salary of $240,000 per annum and provide health insurance benefits for a period of one year.  In addition, Cymer will pay Mr. Shin a lump sum payment of $121,846, relocation expenses up to a maximum of $20,000 and a monthly payment of $3,600 as a housing and car allowance until such time that his relocation is completed. In exchange for covenants and promises in the separation agreement, Cymer and Mr. Shin entered into a consulting services agreement commencing on December 15, 2004. Among other things, the consulting services agreement provides that, in return for his services as a consultant over a twelve month period, Cymer will pay Mr. Shin a monthly retainer of $1,000. Cymer will also pay a fee of $2,000 per day for specific services mutually agreed to by Mr. Shin and Cymer.  During the twelve-month term of the consulting services agreement, stock options previously granted to Mr. Shin will continue to vest and shall immediately vest and become exercisable in the event that Mr. Shin dies or becomes disabled.  The separation agreement and consulting services agreement are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1	Separation Agreement: Settlement Agreement and Mutual Release between John Shin and Cymer, Inc.

99.2	Consulting Services Agreement between John Shin and Cymer, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYMER, INC.

Date: March 3, 2005	By:	/s/ Nancy J. Baker
Nancy J. Baker Senior Vice President and Chief Financial Officer